OFFICE
DEPOT
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
         ---------------------


         OFFICE DEPOT ANNOUNCES SIGNIFICANT IMPROVEMENT IN 2001 RESULTS;
                      SETS INCREASED EXPECTATIONS FOR 2002

          o 4Q Operating Income Improved $266.2 Million, from $190.7 Million Loss in 2000, to $75.5 Million of Income in 2001
          o    4Q EPS $0.19 (Before Charges) Compared to $0.06 in 4Q 2000
          o    FY 2001 Free Cash Flow Totaled $540 Million
          o All Business Units Generated Strong Operating Improvements, On Improved Margins, Despite Sales Softness
          o E-commerce Sales Reached $1.6 Billion; Expected to Top $2 Billion in 2002
          o Company Reports Improved Outlook for 2002, Increases EPS Growth Targets to $0.97- $1.03, an Approximate 25% Increase over 2001

(DELRAY BEACH, FL) FEBRUARY 13, 2002 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced fourth quarter and year-end results for the fiscal periods ended December 29, 2001.

Office Depot reported fourth quarter net income of $40.3 million or $0.13 diluted EPS (GAAP basis), including after tax charges of $17.8 million related to an increase in estimated net lease obligations for a number of the 70 non-performing stores closed in the first quarter of 2001, closure costs for 8 additional non-performing stores and the write-down of certain investments in Internet companies. Net income before these charges was $58.1 million, or $0.19 diluted EPS.

FOURTH QUARTER 2001 PERFORMANCE
Total sales for the fourth quarter of 2001 decreased 8% to $2.8 billion compared to the fourth quarter last year, which included an additional week in December 2000, in accordance with the Company's 52-53 week accounting convention. Comparable worldwide sales in the 849 stores and 39 delivery centers that have been open for more than one year declined 3% in the fourth quarter reflecting a continued weak economy. The following table more fully describes the Company's sales performance:

FOURTH QUARTER SALES
--------------------------------------------------------------------------------
                      2001            2000       53 Wk. Basis   52 Wk.     Comp.
                                                                 Basis     Basis
--------------------------------------------------------------------------------
Fourth Quarter    $2.8 Billion    $3.0 Billion       (8%)        (1%)      (3%)
--------------------------------------------------------------------------------

Operating profit for the fourth quarter improved to $75.5 million compared to an operating loss of $190.7 million for the fourth quarter in the prior year. Included in fourth quarter 2001 reported operating profit are the store related charges discussed above. The following table describes the charges and credits included in operating profit:

FOURTH QUARTER OPERATING PROFIT
------------------------------------------------------------------
(In millions of dollars)                        2001          2000
------------------------------------------------------------------
As reported (GAAP)                             $75.5      $(190.7)
Charges and credits:
   Facility-related                             20.7         174.7
   Merger-related                                0.5         (8.0)
   Other 2000 business review costs                -          61.5

As adjusted                                    $96.7         $37.5
------------------------------------------------------------------

Net income for the fourth quarter 2001 rose to $40.3 million as compared to a loss of $168.3 million in the fourth quarter of 2000. Reported earnings per share increased to $0.13 per share (GAAP basis) as compared to a loss of $0.57 for the same period last year. The table below highlights the reported net income (loss) and diluted earnings (loss) per share for the fourth quarters of 2001 and 2000:

FOURTH QUARTER                             NET INCOME (LOSS)       DILUTED EPS
--------------------------------------------------------------------------------
(Net income (loss) dollars in millions)     2001        2000      2001      2000
--------------------------------------------------------------------------------
As reported (GAAP)                         $40.3    $(168.3)     $0.13   $(0.57)
Charges and credits (after-tax):
   After-tax operating profit               13.8       146.6      0.05      0.49
   Internet investments and other            4.0        40.7      0.01      0.14

As adjusted                                $58.1       $19.0     $0.19     $0.06
--------------------------------------------------------------------------------

In reviewing the Company's fourth quarter results, Bruce Nelson, Office Depot's Chairman & CEO, commented, " These results reflect the tremendous improvement we have seen across all channels of our business throughout the year both in customer service and operating performance. North American Retail had its fourth sequential quarter of comparable store sales improvement, despite continued weakness in technology. Strong gross margin performance coupled with continued control on expenses resulted in this segment exceeding its operating plan for the quarter. In our Business Services Group, even with fourth quarter negative sales growth, operating profit reached 8.1% of sales compared to 0.6% in the fourth quarter of 2000. This was due to the continued improvement in efficiency, productivity and quality in our North American warehouses. Our International business grew 2% in local currencies, reflecting some softness in our larger European countries, but maintained its strong operating margins despite the additional costs associated with the launch of BSD in Europe, and early costs in our newest country, Switzerland."

FISCAL YEAR 2001 PERFORMANCE
For fiscal 2001, total sales decreased 4% to $11.2 billion compared to fiscal 2000 which included an additional week in December 2000, in accordance with the Company's 52-53 week accounting convention. Comparable worldwide sales in the 849 stores and 39 delivery centers declined 2% for the full fiscal year. The following table more fully describes the Company's sales performance:

FISCAL YEAR SALES
--------------------------------------------------------------------------------
                        2001             2000        53 Wk. Basis  52 Wk.  Comp.
--------------------------------------------------------------------------------
                                                                    Basis  Basis
Fiscal Year        $11.2 Billion    $11.6 Billion        (4%)       (2%)    (2%)
--------------------------------------------------------------------------------

Operating profit for fiscal 2001 improved to $354.4 million compared to operating income of $110.2 million for the full year of 2000. The following table describes the charges and credits included in operating profit:

FISCAL YEAR OPERATING PROFIT
------------------------------------------------------------------
(In millions of dollars)                       2001           2000
------------------------------------------------------------------
As reported (GAAP)                           $354.4         $110.2
Charges and credits:
   Facility-related                            43.6          174.7
   Gain on London warehouse                  (10.2)              -
   Legal, merger and other                     15.9           25.7
   Other 2000 business review costs               -           61.5

As adjusted                                  $403.7         $372.1
------------------------------------------------------------------

Net income for fiscal 2001 improved to $201.0 million as compared to $49.3 million in 2000. Reported earnings per share in 2001 increased to $0.66 per share (GAAP basis) as compared to $0.16 for 2000. The table below highlights the reported net income and diluted earnings per share for the fiscal years 2001 and 2000:

FISCAL YEAR                               NET INCOME                 DILUTED EPS

--------------------------------------------------------------------------------
(Net income dollars in millions)          2001     2000           2001      2000
--------------------------------------------------------------------------------
As reported (GAAP)                      $201.0    $49.3          $0.66     $0.16
Charges and credits (after-tax):
   After-tax operating profit             32.0    168.8           0.10      0.54
   Internet investments and other          9.0      4.1           0.03      0.02

As adjusted                             $242.0   $222.2          $0.79    $0.70*
--------------------------------------------------------------------------------
* EPS adjusted for dilutive effect of convertible securities

The company reached several important milestones in 2001:

     o Transformed our culture into a more compelling place to work. Management and hourly retention increased substantially, and we made significant progress on our corporate wide diversity initiatives.
     o Substantially improved our balance sheet, reduced debt and ended 2001 with $563.4 million of cash.

     o Successfully completed the acquisition of 4Sure.com, an online technology retailer targeting tech-savvy buyers and Sands & McDougall, the leading contract stationer in Western Australia.
     o Launched the Office Depot Business Services Division in three new countries - Ireland, The Netherlands and France. This channel targets medium to large size businesses and offers better service through a specialized sales force, individualized pricing and overnight order fulfillment, utilizing our existing European logistics infrastructure.
     o Grew our industry leading e-commerce results. Worldwide e-commerce sales were $432.8 million in the fourth quarter, an increase of 36% over the prior year, and reached $1.6 billion for the full year, an increase of 58% over 2000.
     o Finalized plans for the start-up of operations in Switzerland, with a new call center and logistics center which opened in January, and we laid the ground work to open in Spain in early 2002.
     o Consolidated 24 Office Depot call centers into 7, resulting in dramatically improved customer service and reduced costs.
     o Re-established credibility and trust with the capital markets by consistent execution against our operating and financial objectives and providing the most detailed financial reporting to the financial community in our sector.

CHAIRMAN AND CEO'S COMMENTS:
----------------------------
In reviewing the Company's results for the year ended December 29, 2001, Bruce Nelson, Office Depot's Chairman & CEO, commented, "2001 was a year of transformation and change for Office Depot. In addition to successfully executing the strategic plans from our 2000 business review, we also made several important changes and additions to our senior management team including the addition of Charles Brown as Chief Financial Officer, Jerry Colley as President of North American Stores, Jay Crosson as EVP of Human Resources, Rick Lepley as President of Office Depot Japan, Patti Morrison as Chief Information Officer, and most recently we have announced the addition of Jocelyn Carter-Miller to the newly created position of Chief Marketing Officer. We have seen an enormously positive change in our company culture by focusing our over 48,000 employees on three key values: Respect for the Individual, Fanatical Customer Service, and Excellence in Execution. It is this change in our culture that has driven our improved results in 2001 and will lead to an even better 2002.

 "While our performance in our North American Retail segment struggled throughout the year as a result of the economic environment, we have shown continued sequential improvement in comp sales trends over the past four quarters. Our retail gross margins improved 350 basis points in the second half, compared to the same period last year. We think those levels are sustainable except for product mix changes. Our ability to leverage fixed expenses suffered from negative comp sales growth, but we implemented changes to our cost structure that helped our results and at the same time virtually every customer service metric.

"One of the many key highlights of 2001 was the dramatic improvement in operating performance in our Business Services Group. Our North American warehouse operations achieved the highest service levels in Office Depot's history, and at the same time we reduced operating and selling costs by 131 basis points. Coupled with a steady and sustainable improvement in gross margins, this segment reported a 7.7% operating profit for the full year, compared to a 5.0% operating profit in 2000. This is in spite of a weakening economy that resulted in negative comp sales growth in this segment of 4% during the fourth quarter of 2001.

"Our highly successful and profitable International business segment had another outstanding year. Reported sales (in U.S. dollars) were negatively impacted by approximately $80 million as a result of foreign currency exchange rates. International now accounts for 14% of consolidated worldwide revenues and is 27% of consolidated segment operating income, with the most positive outlook for future growth of all our business segments. We achieved this excellent performance despite the initial operating losses associated with the launch of the Office Depot Business Service Division in three new countries, the early start-up costs of launching a new country, Switzerland, and somewhat higher Japanese operating losses compared to plan and last year, reflecting the continuing weak Japanese economy. This business segment continues to be our highest return on sales and investment business and we are looking forward to early successes in both Switzerland and Spain in 2002.

"During 2001 we successfully demonstrated our ability to execute against our operating plans, deliver consistent and predictable results, plan for the future, and establish a cost and quality platform that is sustainable, and can be leveraged. I am extremely proud of our company's achievements in 2001, but I am even more proud of the energy, commitment, dedication and loyalty that our 48,000 worldwide employees delivered this year."

OUTLOOK FOR 2002:
-----------------
Mr. Nelson continued, "Based on our very early view of the overall economic outlook for 2002, which is critical to our success, we now believe we can grow EPS in 2002 to a range of $0.97-$1.03, a more than 23% increase over our 2001 performance. We face much easier comparisons in the first half of the year versus the second half. Our performance in the first six months of 2002 will primarily be driven by gross margin improvement over last year and continued emphasis on efficiency and cost controls, and we believe we can achieve continued success in these areas.

"We also are planning for improvement in North American Retail comps every quarter on a year-over-year basis, and expect to comp in the positive low single digit range for the full year, with the second half of 2002 somewhat stronger than the first half. We are planning for continued softness in the first six months of 2002 for our BSG as a direct result of the current recession. For the full year we believe BSG will grow in the mid single digit range, which is more modest than its historical rates of growth. Our International business is expected to continue to be our fastest growing business and will grow (in U.S. dollars) in the mid teens range. Reported International results will continue to be highly dependent upon exchange rates and the relative strength of foreign currencies (especially the Euro and the British Pound) against the U.S. dollar.

"Gross margins across all business units are planned at current levels (except for product mix) and we plan to keep adequate controls over our cost structure. As a result, we expect operating income as a percent of sales to grow in 2002.

Other key assumptions for 2002 include the following:

     o    25-30 new North American Retail Stores
     o    10-15 new Retail Stores in France & Japan
     o    Two new countries for European Business Service Division startup
     o    New country entry into Spain
                                       5

     o CAPEX in the $275-$300 million range (which includes two new distribution facilities in Atlanta and Baltimore)
     o    Free Cash Flow of $300-$350 million

FIRST QUARTER 2002 MID QUARTER UPDATE
-------------------------------------
"Based on trends through the first full week of February, we now expect first quarter fully diluted EPS to be in the $0.30-$0.32 range, a more than 60% increase over last year's first quarter performance.

"North American Retail comps to date are trending better than the fourth quarter, but still are in the low single digit negative range. BSG comp trends are somewhat better than the fourth quarter, and we anticipate a negative low single digit comp performance in the first quarter. International sales, in local currencies are stronger than the fourth quarter, but will again be negatively impacted by foreign currency exchange rates. Gross margins are strong across all business segments, more than offsetting the continued softness in sales. Operating expenses are in line with our expectations and as a result we are expecting a very strong first quarter EPS performance.

"Given the timing of our 2001 year-end earnings release, and this inclusion of updating information on the first quarter of 2002, we will not provide our usual mid quarter taped message this quarter, absent any need to update the financial community for material changes in our outlook."

SUMMARY COMMENTS OF CHAIRMAN AND CEO:
Chairman Nelson continued: "As we enter 2002, we are building on the tremendous progress we made in 2001 in our ability to successfully execute our business plans, meet or exceed expectations, and leverage costs in our North America warehouses and our G&A costs. We are relentlessly focused on increasing RONA to exceed our cost of capital and increasing shareholder value. We are seeking new ways to drive sales by (1) Differentiation, (2) Targeting our immense knowledge of our customers and (3) Integrating our multi-channel strategy to provide a flawless and seamless customer experience across all of our Brands and Channels. We have undertaken a major re-branding and advertising initiative for the Office Depot brand that will clearly define the differences between Office Depot and our competitors. We expect these actions and others to accelerate growth across all our business segments. We will continue to search for opportunistic acquisitions that will position us for incremental growth in new channels and segments. Most importantly, we are driven to make Office Depot the most compelling place to work for our over 48,000 worldwide employees.

"In the short term, we still face the uncertainty of the domestic U.S. economy, continued impact of corporate downsizing and its impact on unemployment, and the lingering effects of the U.S. recession. Internationally, we face economic difficulties in several countries in Europe, the continued business malaise in Japan and the impact of a continued strong U.S. dollar against foreign currencies. Our belief is that the overall economic outlook for the second half of 2002 will be somewhat better than the first half. We feel confident that there has never been a better time to invest in our future. Our foundation and the opportunities to grow our global industry leadership position are stronger than ever before."

Segment Results
---------------

--------------------------------------------------------------------------------
The following discussion includes the reclassification of certain segment-related expenses previously recorded in total Company general and administrative expenses. These reclassifications have been applied to both fourth quarter and fiscal year 2001 and 2000 results.
--------------------------------------------------------------------------------

North American Retail (See note above)

                                      Fourth Quarter             Fiscal Year

--------------------------------------------------------------------------------
(In millions of dollars)               2001        2000        2001       2000
--------------------------------------------------------------------------------
Sales                               $1,477.7    $1,688.7    $5,842.6   $6,487.5
COGS and Occupancy Costs             1,119.1     1,335.6     4,479.1    5,065.0
                                     -------     -------     -------    -------
     Gross Profit                      358.6       353.1     1,363.5    1,422.5
Operating and Selling Expenses         266.0       353.0     1,046.7    1,101.7
                                       -----       -----     -------    -------
     Segment Operating Profit          $92.6        $0.1      $316.8     $320.8

--------------------------------------------------------------------------------

Fourth quarter sales in the North American Retail Division continue to be the hardest hit by the weak U.S. economy. Comparable store sales in the 816 stores throughout the U.S. and Canada that have been open for more than one year mirrored the trends experienced all year of weaker sales trends on the weekends compared to sales during the week, when most of our core small to medium business customers shop. Technology and furniture related categories during the quarter continued to under perform while our core office supplies business remained steady. The following table summarizes sales performance for the fourth quarter and fiscal year 2001:

NORTH AMERICAN RETAIL SALES PERFORMANCE
--------------------------------------------------------------------------------
                        2001            2000      53 Wk. Basis    52 Wk.   Comp.
                                                                   Basis   Basis
--------------------------------------------------------------------------------
Fourth Quarter      $1.5 Billion    $1.7 Billion     (12%)         (5%)    (6%)
Fiscal Year         $5.8 Billion    $6.5 Billion     (10%)         (8%)    (8%)
--------------------------------------------------------------------------------

Gross margins, excluding business review charges taken in fiscal 2000, improved 152 basis points during the fourth quarter and 93 basis points for fiscal year 2001. The improvement in gross margins was due to the continued mix shift away from technology and our successful re-merchandising initiatives offset by lower vendor rebates from weaker sales during the quarter.

Expressed as a percent of sales, operating costs excluding non-recurring charges, improved by 31 basis points during the fourth quarter, while increasing by 132 basis points for the fiscal year. This increase in costs was primarily due to the loss of leverage from the negative retail comparable sales and increased expenses during the first three quarters from the various initiatives implemented throughout this timeframe. We continue to keep tight control over expenses, while at the same time improving virtually all of our customer service measurements.

Included in North American Retail segment operating profit for fiscal 2001 are write-downs totaling $9.1 million for the fourth quarter and $35.2 million for the year. The fourth quarter charges related to an increase in three retail store closures in the fourth quarter and eight store closures planned for early 2002. Additional charges were taken for the estimated net lease obligations for several of the 70 non-performing store closures totaling $11.6 million for the fourth quarter and $8.4 million for the year. For fiscal 2000, segment-operating profit included charges totaling $97.4 million. These charges, and $103.7 million of facility closure costs presented outside of segment operating profit, were taken as a result of the Company's comprehensive business reviewed conducted in the latter half of 2000.

Office Depot continued to expand its store base during the fourth quarter by opening 16 new stores, relocating one store and closing three under-performing stores, for a total of 13 net new stores. For the year, a total of 44 new stores were opened in North America, most of them in existing markets, where we continue to find excellent real estate sites that enhance our current market positions, build density and target new opportunities for growth. Five stores were relocated and 73 under-performing stores were closed. At the end of fiscal 2001, Office Depot operated a total of 859 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP (See note above)

                                    Fourth Quarter                  Fiscal Year

--------------------------------------------------------------------------------
(In millions of dollars)              2001       2000           2001        2000
--------------------------------------------------------------------------------
Sales                               $921.1     $964.9       $3,763.0    $3,618.8
COGS and Occupancy Costs             622.9      703.1        2,573.9     2,526.6
                                     -----      -----        -------     -------
     Gross Profit                    298.2      261.8        1,189.1     1,092.2
Operating and Selling Expenses       223.7      256.4          897.9       910.8
                                     -----      -----          -----       -----
     Segment Operating Profit         74.5        5.4          291.2       181.4
--------------------------------------------------------------------------------

Sales in the Business Services Group has continued to experience the impact of many of our large contract customers' accelerated layoffs, in particular, in our Western division. The following summarizes sales performance during the fourth quarter and fiscal year 2001:

BUSINESS SERVICE GROUP PERFORMANCE
---------------------------------------------------------------------
                       2001            2000         53 Wk.     52 Wk.
                                                    Basis      Basis
---------------------------------------------------------------------
Fourth Quarter     $921 Million    $965 Million      (5%)       2%
Fiscal Year        $3.8 Billion    $3.6 Billion       4%        6%

Gross margins, excluding business review charges taken in fiscal 2000, improved 468 basis points during the fourth quarter and 128 basis points during fiscal 2001. This improvement reflects the continued disciplined contract management in our business services business and more diligent management of our wholesaler activity and pricing.

Expressed as a percent of sales, operating and selling expenses excluding non-recurring items, improved by 174 basis points for the fourth quarter and 116 basis points for the year. Fourth quarter improvement reflects lower warehouse operating costs as the Company's North American warehouse operations continue to report an increase in productivity and cost management despite the pressure on expense leverage from softer sales. In addition, we are seeing lower selling costs as a result of further benefits from the call center consolidation implemented in 2001, more diligent accounts receivable collections and better management of our usage of third party delivery companies.

Included in segment operating profit for the fourth quarter and fiscal 2000 are non-recurring charges and credits of $10.9 million. These charges and credits are a direct result of the comprehensive business review conducted by the Company throughout the last half of last year. There were no charges similar to these taken during fiscal 2001 in the Business Services Group.

INTERNATIONAL DIVISION (See note above)

                                      Fourth Quarter               Fiscal Year

--------------------------------------------------------------------------------
(In millions of dollars)                2001      2000           2001       2000
--------------------------------------------------------------------------------
Sales                                 $402.7    $395.7       $1,552.0   $1,467.4
COGS and Occupancy Costs               242.2     244.0          932.3      890.0
                                       -----     -----          -----      -----
     Gross Profit                      160.5     151.7          619.7      577.4
Operating and Selling Expenses         113.4     110.8          400.3      398.5
                                       -----     -----          -----      -----
     Segment Operating Profit           47.1      40.9          219.4      178.9
--------------------------------------------------------------------------------

Sales in the International Division experienced softness in Company operations in larger European countries related to softer economic conditions generally throughout Europe, particularly in the United Kingdom and France. While Japan sales also reflected the deterioration in economic conditions being felt throughout the U.S. and Europe, the operating loss was similar to the loss we reported last year. Comparable sales, excluding the foreign currency effect, grew 8% for the fourth quarter and 12% for the year. The following summarizes sales performance during the fourth quarter and fiscal year 2001:


INTERNATIONAL SALES PERFORMANCE
--------------------------------------------------------------------------------
                                                         Excl FX         Excl FX
                                                         Effect           Effect
                                                53 Wk.    53Wk    52 Wk.   52 Wk
                     2001           2000         Basis    Basis    Basis   Basis
--------------------------------------------------------------------------------
Fourth Quarter   $402 Million   $396 Million      2%       2%       9%      8%
--------------------------------------------------------------------------------
Fiscal Year      $1.6 Billion   $1.5 Billion      6%       11%      8%      12%
--------------------------------------------------------------------------------

Gross margins, excluding non-recurring items, improved 151 basis points for the fourth quarter and 58 basis points for fiscal 2001. Segment operating profit, excluding non-recurring items, improved 2% for the fourth quarter (declined 1% excluding the foreign currency effect) and 14% for the year (19% excluding the foreign currency effect) despite the slower economic conditions in Europe and Japan and the start-up costs associated with opening Switzerland in the beginning of 2002.

Exchange rates increased reported sales by approximately $0.6 million for the quarter and decreased reported sales by approximately $80.4 million for fiscal 2001.Segment operating profit was positively affected by $1.4 million for the fourth quarter and was negatively affected by $9.0 million for the year.

Included in the International Division segment-operating profit for fiscal 2001 is a gain of $10.2 million related to the sale of the Company's London warehouse.

Office Depot has retail stores, through a combination of wholly owned operations, joint ventures and international licensing agreements, in the following countries:

OFFICE DEPOT INTERNATIONAL RETAIL ACTIVITY
                                Fourth Quarter Activity        Open at Year End

--------------------------------------------------------------------------------
            Number of Stores     Opened          Closed        2001        2000
--------------------------------------------------------------------------------
Mexico                                4             -           61          54
France *                              2             -           30          28
Israel                                -             -           23          22
Poland                                -             1           15          16
Japan *                               2             -            9           7
Hungary                               -             -            3           3
Thailand                              -             -            2           2
                              ---------- ------------- ------------ -----------
     Total                            8             1          143         132
--------------------------------------------------------------------------------
* Office Depot wholly-owned stores

Along with its retail stores, the Company also sells products and services through its delivery and catalog operations in 16 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
CONFERENCE CALL INFORMATION

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

ABOUT OFFICE DEPOT
No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of December 29, 2001, Office Depot operated 859 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 12 regional call centers. Furthermore, the Company sells products and services in 16 countries outside of the United States and Canada, including 30 office supply stores in France and nine in Japan that are owned and operated by the Company; and 104 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries.
The Company also operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates 13 other Web sites, under the Office Depot and Viking Office Products names, in the U.S. and eight international countries including: Austria, Australia, France, Japan, Germany, Italy, The Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed in March 22, 2001 and subsequent 10-Q filings, including our most recent 10-Q, filed on October 31, 2001 and in our 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites. In addition to these prior cautionary statements, you are cautioned that future performance may be impacted by a number of additional matters referred to in Office Depot's Press Release dated January 3, 2001, which has been filed with the SEC. We will be filing our Report on Form 10-K next month, along with our Annual Report for 2001 and our Proxy Statement, and we will hold our Annual Meeting on April 25, 2002.


                                                      OFFICE DEPOT, INC.
                                              CONSOLIDATED STATEMENTS OF EARNINGS
                                           (In thousands, except per share amounts)
                                                              (Unaudited)


                                                     13 Weeks            14 Weeks            52 Weeks            53 Weeks
                                                      Ended                Ended               Ended              Ended
                                                   December 29,        December 30,        December 29,        December 30,
                                                       2001                2000                2001                2000
                                                -------------------  ------------------  ------------------ -------------------

Sales                                                $  2,800,171         $ 3,048,198        $ 11,154,081        $ 11,569,696
Cost of goods sold and occupancy costs                  1,983,975           2,282,215           7,983,973           8,479,437
                                                -------------------  ------------------  ------------------ -------------------

  Gross profit                                            816,196             765,983           3,170,108           3,090,259

Store and warehouse operating
  and selling expenses                                    602,454             719,610           2,343,394           2,409,478
General and administrative expenses                       122,599             130,171             451,722             453,784
Facility closure costs                                     11,600             110,038               8,436             110,038
Other operating expenses                                    4,068              (3,099)             12,125               6,733
                                                -------------------  ------------------  ------------------ -------------------
                                                          740,721             956,720           2,815,677           2,980,033

  Operating profit                                         75,475            (190,737)            354,431             110,226

Other income (expense):
  Interest income                                           5,079               1,952              13,058              11,502
  Interest expense                                        (13,353)            (10,317)            (44,302)            (33,901)
  Miscellaneous income (expense), net                      (5,196)            (55,267)             (9,057)              4,632
                                                -------------------  ------------------  ------------------ -------------------

  Earnings before income taxes                             62,005            (254,369)            314,130              92,459

Income taxes                                               21,725             (86,106)            113,087              43,127
                                                -------------------  ------------------  ------------------ -------------------

   Net earnings                                        $   40,280         $  (168,263)         $  201,043          $   49,332
                                                ===================  ==================  ================== ===================

Earnings per common share:
   Basic                                               $     0.13          $    (0.57)          $    0.67           $    0.16
   Diluted                                                   0.13               (0.57)               0.66                0.16

Weighted average number of common
 shares outstanding:
   Basic                                                  300,661             296,756             298,054             309,301
   Diluted                                                322,081             296,756             316,423             311,231




                                                           OFFICE DEPOT, INC.
                                                      CONSOLIDATED BALANCE SHEETS
                                           (In thousands, except share and per share amounts)
                                                              (Unaudited)

                                                                            As of                   As of
                                                                        December 29,             December 30,
                                                                            2001                     2000
                                                                     ----------------------    -------------------
Assets

Current assets:
  Cash and cash equivalents                                                  $   563,410            $   151,482
  Receivables, net                                                               781,476                896,333
  Merchandise inventories, net                                                 1,259,522              1,420,825
  Deferred income taxes                                                          148,490                157,779
  Prepaid expenses                                                                53,292                 72,670
                                                                    ----------------------    -------------------
     Total current assets                                                      2,806,190              2,699,089

Property and equipment, net                                                    1,110,011              1,119,306
Goodwill, net                                                                    249,560                219,971
Other assets                                                                     165,882                157,968
                                                                    ----------------------    -------------------
                                                                            $  4,331,643           $  4,196,334
                                                                    ======================    ===================
Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                          $  1,060,968           $  1,136,994
  Accrued expenses and other liabilities                                         612,999                580,966
  Income taxes payable                                                           109,026                 37,118
  Current maturities of long-term debt                                           318,521                153,259
                                                                    ----------------------    -------------------
     Total current liabilities                                                 2,101,514              1,908,337

 Deferred income taxes and other credits                                          64,139                 88,247
 Long-term debt, net of current maturities                                       315,331                374,061
 Zero coupon, convertible subordinated notes                                       2,221                224,438

Commitments and Contingencies

Stockholders' Equity
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 385,538,340 in
    2001 and 378,688,359 in 2000                                                   3,855                  3,787
 Additional paid-in capital                                                    1,007,088                939,214
 Unamortized value of long-term incentive stock grant                             (2,578)                (2,793)
 Accumulated other comprehensive income                                          (71,273)               (53,490)
 Retained earnings                                                             1,717,734              1,516,691
 Treasury stock, at cost - 82,443,170 shares in 2001
   and 82,190,548 in 2000                                                       (806,388)              (802,158)
                                                                    ----------------------    -------------------
                                                                               1,848,438              1,601,251
                                                                    ----------------------    -------------------
                                                                            $  4,331,643           $  4,196,334
                                                                    ======================    ===================




                                                           OFFICE DEPOT, INC.
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (In thousands)

                                                                             52 Weeks                   53 Weeks
                                                                               Ended                     Ended
                                                                           December 29,               December 30,
                                                                               2001                       2000
                                                                         ------------------        -------------------

Cash flows from operating activities:
  Net earnings                                                                $   201,043                 $   49,332
  Adjustments to reconcile net earnings to net cash provided
    By operating activities:
       Depreciation and amortization                                              196,408                    205,710
       Provision for losses on inventories and receivables                        109,560                    121,226
       Accreted interest on zero coupon, convertible
          subordinated notes                                                       11,308                     19,203
       Employee stock benefit plans                                                 5,001                      6,469
       Deferred income tax benefit                                               (10,610)                    (81,814)
       Loss (gain) on investment securities                                        14,100                    (12,414)
       Net (earnings) on equity method investments                                (10,892)                    (9,436)
       (Gain) Loss on disposal of property and equipment                          (5,275)                     10,585
       Write-down of impaired assets                                               42,690                    114,343
       Changes in assets and liabilities:
           Decrease (increase)  in receivables                                     93,849                    (85,327)
           Decrease (increase) in merchandise inventories                          81,651                    (66,348)
           Net decrease (increase) in prepaid expenses
              and other assets                                                     13,156                    (21,561)
           Net decrease (increase) in accounts payable, accrued
              expenses and deferred credits                                       (15,397)                    66,514
                                                                         ------------------        -------------------
     Net cash provided by operating activities                                    726,592                    316,482
                                                                         ------------------        -------------------

Cash flows from investing activities:
  Purchases of investment securities                                                     -                   (30,112)
  Proceeds from maturities or sales of investment securities                             -                    54,006
  Acquisitions, net                                                               (45,604)                          -
  Capital expenditures                                                           (186,713)                  (267,728)
  Proceeds from sale of property and equipment                                     20,947                      4,469
                                                                         ------------------        -------------------
     Net cash used in investing activities                                       (211,370)                  (239,365)
                                                                         ------------------        -------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock
      under stock purchase plans                                                   52,962                     12,388
  Acquisition of treasury stock                                                    (4,193)                  (300,797)
  Proceeds from issuance of long-term debt                                        266,286                    430,522
  Payments on long- and short-term borrowings                                    (400,458)                   (27,015)
  Repurchase of zero coupon, convertible subordinated notes                             -                   (249,191)
                                                                         ------------------        -------------------
   Net cash used in financing activities                                        (85,403)                  (134,093)
                                                                         ------------------        -------------------

 Effect of exchange rate changes on cash and cash equivalents                     (17,891)                   (10,326)
                                                                         ------------------        -------------------

  Net increase (decrease) in cash and cash equivalents                            411,928                    (67,302)
     Cash and cash equivalents at beginning of period                             151,482                    218,784
                                                                         ------------------        -------------------
     Cash and cash equivalents at end of period                               $   563,410                $   151,482
                                                                         ==================        ===================

